UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 21, 2006

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2006, AMERIGROUP Corporation (the "Corporation") and its wholly-owned subsidiary, PHP Holdings, Inc., as guarantor (the "Guarantor"), entered into an amendment (the "Amendment") to its $150 million secured Credit Agreement dated as of October 22, 2003 by and among the Corporation, the Guarantor, Bank of America, N.A. as Administrative Agent, Collateral Agent, letter of credit issuer, swing line lender and lender and various other lenders named therein (as amended, the "Credit Agreement"). The Amendment raises the letter of credit sub-limit from $15 million to $75 million thereby allowing the Corporation to request the issuance of letters of credit in an aggregate principal amount of up to $75 million pursuant to the Credit Agreement.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Amendment. The above description is qualified in its entirety by reference to the Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01 Other Events.

On November 22, 2006, Bank of America, N.A. issued an irrevocable letter of credit in an aggregate amount of up to $48 million (the "Letter of Credit") for the benefit of the Clerk of the United States District Court for the Northern District of Illinois on behalf of the Corporation and AMERIGROUP Illinois, Inc. under the terms of the Credit Agreement. The Corporation is providing the Letter of Credit to stay the enforcement of a judgment in Qui Tam litigation in the United States District Court for the Northern District of Illinois (the "Court"), which was previously announced by the Corporation on October 30, 2006, pending the resolution of post trial motions. There can be no assurance that additional security or financial commitments from the Corporation will not be required by the Court to stay the execution of the judgment pending the resolution of the post trial motions or the Corporation’s appeal of the verdict.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

November 27, 2006	By:	James W. Truess

Name: James W. Truess
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to the Amended and Restated Credit Agreement